As filed with the Securities and Exchange Commission on May 3, 2013
Registration No. ________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LIVEWIRE ERGOGENICS INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	26-1212244 (I.R.S. Employer Identification No.)

1747 S. Douglass Road, Unit C
Anaheim, CA 92806
(Address of principal executive offices) (Zip Code)

Compensation Agreement between LiveWire Ergogenics Inc. and Marc J. Ross
LiveWire Ergogenics Inc. 2013 Stock Incentive Plan
  (Full title of the plans)

William J. Hodson
Chief Executive Officer
LiveWire Ergogenics Inc.
1747 S. Douglass Road, Unit C
Anaheim, CA 92806
 (Name and address of agent for service)

(714) 940-0155
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value	2,500,000	(2)	$0.0044	$11,000.00	$1.50
Common Stock, $0.0001 par value	5,000,000	(3)	$0.0044	$22,000.00	$3.00
Total	7,500,000			$33,000.00	$4.50

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, using the last sale price reported on the OTC QB on April 29, 2013.

(2)	Represents shares of common stock issuable pursuant to the Compensation Agreement between LiveWire Ergogenics Inc. and Marc J. Ross (the “Consulting Agreement”).

(3)	Represents shares of common stock issuable pursuant to the LiveWire Ergogenics Inc. 2013 Stock Incentive Plan (the “Plan”).

EXPLANATORY NOTE

This Registration Statement is being filed by LiveWire Ergogenics Inc. (the “Company”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) in order to register 2,500,000 shares of the Company’s common stock, par value $0.0001 per share, the amount of shares issuable under the Company’s Consulting Agreement with Marc J. Ross (the “Consultant”) and an additional 5,000,000 such shares under the LiveWire Ergogenics Inc. 2013 Stock Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The Company will provide the Consultant with documents that contain information related to the Consulting Agreement, and to eligible persons with respect to the Plan,  and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not required to be and are not being filed as a part of this Registration Statement on Form S-8 (the "Registration Statement") or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

We will provide to the Consultant and eligible persons with respect to the Plan a written statement advising of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral request by contacting:

William J. Hodson
Chief Executive Officer
LiveWire Ergogenics Inc.
1747 S. Douglass Road, Unit C
Anaheim, CA 92806
(714) 940-0155

PART II

INFORMATION NOT REQUIRED IN THE PROSPECUTS
Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

(a)
The Company’s latest annual report on Form 10-K, containing audited financial information for the Company’s fiscal year ended December 31, 2012, as filed on April 16, 2013, as amended by the Company’s annual report on Form 10-K/A as filed April 23, 2013; and

(b)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A12G filed on January 27, 2012.

Item 4. Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act and accordingly, no information under Item 202 of Regulation S-K is required.

Item 5. Interests of Named Experts and Counsel.

Sichenzia Ross Friedman Ference LLP will pass upon the validity of the common stock offered by the selling stockholders in this offering. Attorneys employed by this law firm are presently entitled to receive 2,500,000 shares of common stock, all of which are issuable pursuant to the Consulting Agreement entered into between the Company and Marc J. Ross, a partner of Sichenzia Ross Friedman Ference LLP, which are being registered pursuant to this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Section 78.138 of the Nevada Revised Statutes, as amended (the “NRS”) provides that a director or officer of company incorporated in Nevada will not be individually liable unless it is proven that (i) the director's or officer's acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of NRS permits a company to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding if the officer or director (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful.

Section 78.751 of NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of final disposition thereof, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of NRS further permits the Nevada company to grant its directors and officers additional rights of indemnification under its articles of incorporation or bylaws or otherwise.

Section 78.752 of NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the Nevada company, or is or was serving at the request of the Nevada company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the Nevada company has the authority to indemnify him against such liability and expenses.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers or person controlling us, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

None.

Item 8.	Exhibits.

Exhibit Number	Description
4.1	LiveWire Ergogenics Inc. 2013 Stock Incentive Plan
5.1	Opinion of Sichenzia Ross Friedman Ference LLP
10.1	Consulting Agreement between LiveWire Ergogenics Inc. and Marc J. Ross, dated as of August 24, 2013
23.1	Consent of RBSM, LLP
23.2	Consent of Sherb & Co., LLP
23.3	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)

Item 9.    Undertakings.

(1)   The undersigned Registrant hereby undertakes to:

(a)           File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(b)           For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of the securities at the time to be the initial bona fide offering thereof.

(c)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on May 3, 2013

LIVEWIRE ERGOGENICS INC.

By:	/s/ William J. Hodson
William J. Hodson
Chief Executive Officer

In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

May 3, 2013	By:	/s/ William J. Hodson
William J. Hodson Chief Executive Officer, Director (Principal Executive Officer Principal Accounting Officer)

May 3, 2013	By:	/s/ Brad J. Nichols
Brad J. Nichols President, Chief Operating Officer and Director

EXHIBIT INDEX

Exhibit Number	Description
4.1	LiveWire Ergogenics Inc. 2013 Stock Incentive Plan
5.1	Opinion of Sichenzia Ross Friedman Ference LLP
10.1	Consulting Agreement between LiveWire Ergogenics Inc. and Marc J. Ross, dated as of August 24, 2013
23.1	Consent of RBSM, LLP
23.2	Consent of Sherb & Co., LLP
23.3	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)